Exhibit 10.19

AGREEMENT

This Agreement (the “Agreement”) dated as of September 20, 2007 and with an effective date of October 1, 2007 (“Effective Date”) by and between Elliot A. Sainer (“Sainer”), CRC Health Group, Inc. (“Group”), CRC Health Corporation (“Company”) and Aspen Education Group, Inc. (“Aspen”).

WHEREAS, Sainer currently serves as Chief Executive and President of Aspen pursuant to the terms of an Employment Agreement between Aspen and Sainer dated February 1, 2004, as amended November 17, 2006 (the “Employment Agreement”).

WHEREAS, Sainer currently serves as a member of the Board of Directors of each of Group, the Company and Aspen.

WHEREAS, Sainer shall retire from Aspen but continue to serve as a consultant and member of the Board of Directors for Group and the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Resignation; Employment Agreement; Option Matters.

A.	Effective as of immediately prior to the Effective Date, (i) the Employment Agreement is terminated; (ii) Sainer resigns as Chief Executive Officer and President of Aspen and from any other office he holds at Group or any entity controlled by Group (an “Affiliate”) and (iii) Sainer resigns as a member of the board of directors of each Affiliate (other than the Company) on which he serves immediately prior to the Effective Date.

B.	Except as provided in the Employment Agreement, all benefits provided by Group or any of its Affiliates to Sainer cease as of the Effective Date. Sainer will no longer be eligible to participate in any benefit plans sponsored or provided by Group or any of its Affiliates, including but not limited to 401(k) plans, vision plans or other similar insurance plans, and Sainer will no longer be eligible to participate in the bonus plan of Group or any of its Affiliates. Because it is a requirement under the Company’s bonus plan that a person be an employee at the time that any bonus is paid, Sainer agrees that he is not be eligible to receive any bonus under any bonus plan offered by Group or its Affiliates for any portion of 2007.

C.	On the Effective Date, options issued to Sainer to purchase 12,933 Units pursuant to the Senior Executive Option Certificate granted November 17, 2007 (the “Sainer Option”) shall be automatically forfeited. The remaining 5,543 Units subject to the Sainer Option will be allocated 50% to Tranche 1, 25% to Tranche 2 and 25% to Tranche 3 and shall vest subject to the terms of the Sainer Option as modified by the terms set forth in Subsection 1(D) and Subsection 4(B).

D.

For purposes of the Substitute Option Certificate issued to Sainer on November 17, 2007 (“Sainer Rollover Option”) and the Sainer Option, Sainer’s “Employment” (as defined in the 2006 Executive Plan) shall be deemed to extend to the later of (i) the term of this Agreement or (ii) Sainer’s term on the Board of Directors of Group. Further, for purposes of Section 5 of the Stockholder’s Agreement dated February 6th, 2006 (as amended from time to time, the “Stockholders Agreement”), the term “employment” as used in Section 5.1 shall be deemed to extend to the later of (i) the term of this Agreement or (ii) Sainer’s term on the Board of Directors of Group.

2. Board Services of Sainer. Subject to the terms and conditions of the Stockholders Agreement, the organizational documents of such entities and the Delaware General Corporation Law, Sainer shall (i) continue to serve as a member of the Board of Directors of Group and the Company (the “Board Services”) and (ii) serve as Vice-Chairman of the Board of Directors of Group and the Company.

3. Consulting Services. Sainer agrees to furnish the following services (the “Consulting Services”) to the Company, beginning on the Effective Date:

A.	Consulting services as more particularly detailed on Exhibit A to this Agreement, on a schedule of approximately forty (40) hours per month on a schedule that is mutually agreeable to the parties. Additional hours may be proposed by either party, provided neither party shall be obligated to provide services or compensation for more than forty (40) hours per month unless mutually agreed in writing between the Sainer and the CEO of the Company.

B.	At all times during the term of and subject to the provisions of this Agreement, Sainer shall devote sufficient time and energy to the performance of the Consulting Services to fulfill those responsibilities in good faith and consistent with the terms and conditions of this Agreement. The parties acknowledge that Sainer may enter into other business ventures that require his time, provided they do not interfere or conflict with his obligations hereunder or pursuant to Sections 8, 9 and 10 of the Employment Agreement.

4. Compensation. In consideration of the Consulting Services and Board Services, the Company agrees to pay Sainer following the Effective Date on the following basis.

A.	For Consulting Services, Sainer shall receive a monthly fee of Five Thousand dollars ($5,000.00), payable fifteen (15) days following the end each month Services are rendered pursuant to the terms of this Agreement.

B.

After giving effect to the forfeiture described in Subsection 1(C) above, Sainer shall retain an option to purchase a total of 5,543 Units pursuant to the Sainer Option. Of that total, notwithstanding anything to the contrary in the Sainer Option, the 2006 Executive Plan, this Agreement or otherwise, the option to purchase 2,771.5 Units (the “Consulting Portion”) shall only continue to vest pursuant to the terms of the Sainer Option so long as Sainer continues to provide Consulting Services pursuant to this Agreement and the option to purchase the other 2,771.5 Units (the “Board Service Portion”) shall only continue to vest pursuant to the terms of the Sainer Option so long as Sainer continues to provide Board Services. Both the Consulting Portion and the Board Service Portion shall be allocated 50% to Tranche 1, 25% to Tranche 2 and 25% to Tranche 3.

C.	No per diem or standard hourly rates will be paid other than those listed above and no adjustment to the compensation shall be made unless agreed to in writing by the undersigned parties.

D.	Upon termination of this Agreement for any reason, Sainer will be paid fees that are incurred prior to the termination and reimbursed for expenses approved in accordance with Section 10 of this Agreement.

In order to meet federal regulations concerning tax reporting requirements, Sainer shall furnish the Company with either a Social Security Number or Federal Tax Identification Number.

5. Term and Termination. The term of this Agreement shall be from October 1, 2007 until September 30, 2008, and shall automatically renew for successive one year renewal terms, subject to termination as stated in the following sentence. This Agreement may be terminated at any time (i) by either party on sixty (60) days written notice to the other or (ii) by the Company at its sole discretion for cause arising out of the non-performance of the services or duties described herein, or for violation of any Company policy or procedure, following written notice and if practicable under the circumstances, a cure period of fourteen (14) days. The rights and obligations contained in this Section and Sections 4(B) (to the extent such options are vested as of the termination of this Agreement), 6(A), 12, 13 and 18 will survive termination or expiration of this Agreement.

6. Requirements.

A.	Sainer is required to uphold all current HIPAA (the Health Insurance Portability and Accountability Act, April 14, 2003) and 42 CFR Part Two for those patients receiving behavioral, drug/alcohol treatment regulations, policies and procedures, as well as the current policies and procedures of the Company, as may be amended from time to time.

B.	Sainer shall notify Company of any material non-compliance with respect to the requirements of this Section 6, or of any litigation or government investigation or inquiry that arises in connection with the services provided hereunder. Sainer shall report, and provide full disclosure of facts pertaining to, Company any conflict or potential conflict of interest of Sainer in connection with the services.

C.	Sainer shall not discriminate against any student/patient because of race, color,

ethnicity, national origin, citizenship, age, sex, religion, or physical or mental disability, except to the extent that a circumstance such as age, sex or disability is significant to the provision of appropriate Company services to the client.

7. Compliance With Law. Sainer shall comply with all federal, state and local laws respecting the conduct of his business and profession, including but not limited to any federal and state laws governing the referral of patients which are in effect or will become effective during the term of this Agreement. Nothing in this Agreement is intended or shall be construed to require either Company or Sainer to violate any provision of state or federal law.

8. Performance of Consulting Services. Sainer reserves the right to control or direct the manner in which services are to be performed. Subject to the foregoing, the Company reserves the right to inspect, stop work, alter, and generally supervise the Services to ensure its conformity with that specified in this Agreement. Sainer shall report to the Chief Executive Officer of Group.

9. Place of Work. Sainer shall render the Consulting Services at such places as appropriate for the performance of particular services, and shall not be required to perform the services at the premises of the Company unless necessary for any particular aspect of a service. Sainer shall be entitled to use of the phone numbers (562) 467-5507, (626) 622-4422 and mobile phone equipment and the email address (esainer@aspeneducation.com) and remote access thereto in connection with his performance of Consulting Services during the term hereof.

10. Expenses. Sainer shall be reimbursed for his out-of-pocket costs and expenses that directly result from the performance of his Consulting Services and Board Services and are approved by the Chief Executive Officer of Group, in accordance with the expense reimbursement policies of the Company as in effect from time to time, except that any expenses such as taxes or licensing fees required of or imposed against Sainer, and all other basic costs of Sainer’s conduct of his business, such as business equipment or general overhead costs shall be the responsibility of Sainer.

11. Tools and Supplies. Sainer shall be solely responsible for procuring, paying for and maintaining any supplies necessary or appropriate for the performance of the Consulting Services hereunder unless otherwise agreed to between Sainer and Company.

12. Confidential Information. Sainer acknowledges that in connection with the services to be performed hereunder, he may receive or have access to information that may consist of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean: (a) information related to the Company’s patients, clients and family members; (b) proprietary information, intellectual property, and trade secrets of Company; (c) information marked or designated by Company as confidential; (d) information, whether or not in electronic or written form and whether or not designated as confidential, which is known to Sainer as being treated as confidential by the Company; (e) all individually identifiable health care information of Company’s clients and patients, including without limitation any information which may be obtained or compiled in the operation of any system to identify patients in order to detect and protect against multiple registrations (“Protected Health Information”); or (f) information provided to Sainer concerning the Company or third parties which Sainer is obligated to keep confidential.

A.	Ownership. Sainer acknowledges that the Company’s Confidential Information is and shall continue to be the exclusive property of the Company, whether or not disclosed, entrusted to or developed by Sainer pursuant to this Agreement.

B.	Covenant of Nondisclosure. Sainer agrees not to disclose the Company’s Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the express written consent of the Company.

C.	Sainer shall, at all times preserve the confidentiality of all Protected Health Information and shall use and disclose Protected Health Information only for the limited purposes necessary for the performance of Services, and as permitted by all applicable state and federal privacy protections, including but not limited to 21 U.S.C.A. § 823, 42 U.S.C.A. § 290aa et seq., Title 42 (commencing with Section 2.1) of the Code of Federal Regulations, Title 42 (commencing with Section 8.1) of the Code of Federal Regulations and the Health Insurance Portability and Accountability Act of 1996.

13. Company Innovations. Sainer does and will assign to Company, and take such steps as are necessary to effectuate such assignment, all of Sainer’s right, title and interest in and to any and all processes, policies and procedures, inventions, improvements, discoveries, developments, trade secrets or other intellectual property conceived, developed or reduced to practice by Sainer solely in connection with, or as a result of, the services performed for the Company pursuant to this Agreement and shall treat all such information as Confidential Information of the Company.

14. Workers’ Compensation. No Workers’ Compensation insurance will be obtained by the Company for or on behalf of Sainer. Sainer agrees to provide a copy of his Workers’ Compensation insurance certificate, or will complete the necessary Workers’ Compensation waiver forms releasing the Company from any responsibility for providing such Workers’ Compensation insurance. Sainer agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury, disability or death of Sainer or any employee or agent of Sainer.

15. [Intentionally Ommitted]

16. Legal Procedures. Both Sainer and Company agree to use arbitration, with a mutually agreed upon arbitrator, as an initial methodology of problem resolution, should questions arise concerning enforcement of any terms, covenants, or conditions of this Agreement. If any party hereto finds it necessary to employ legal counsel or to bring a lawsuit or other proceedings against any other party to enforce any of the terms, covenants or conditions hereof, the party prevailing in such action or other proceedings shall be paid all reasonable attorney’s fees by the other party, as deemed by the court and not the jury, and in the event any judgment is secured by such prevailing party, all such attorney’s fees shall be included in any such judgment in such action or proceedings.

17. Independent Sainer Relationship. Sainer’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Except as expressly stated herein, Sainer will not be entitled to any of the benefits stated in Section 4 of the Employment Agreement or that Company may make otherwise available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Sainer is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Sainer is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Sainer is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Sainer’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Sainer by filing Form 1099-MISC with the Internal Revenue Service as required by law.

18. Noncompetition and Nonsolicitation Covenant. Notwithstanding the provisions of Section 6(e)(iii) and Section 10 of the Employment Agreement, Sainer hereby covenants and agrees that Sainer’s obligations pursuant to Section 10 of the Employment Agreement shall continue to the later of (i) the termination of the Employment Period (as defined in the Employment Agreement), or (ii) three months after the later of (x) termination of this Agreement or (y) termination of Sainer’s services as a member of the Board of Directors of the Company. Sainer agrees to notify the CEO of the Company in the event that Sainer desires to engage in, have an interest in or otherwise be involved with any company in the behavioral health field (excluding any interest as contemplated by Section 10(b) of the Employment Agreement).

19. Substitution/Assignment. No substitution or assignment for the Services or the person named as Sainer herein will be allowed without prior written consent of the Company.

20. Entire Agreement; Amendment. This Agreement constitutes the entire and whole agreement between the parties and supersedes all other agreements, oral or written, previously entered into with respect to the consulting relationship between the parties; the parties acknowledge and agree that except as specifically set forth in this Agreement, the provisions of the Employment Agreement, the Sainer Option, the Sainer Rollover Option and the Stockholder’s Agreement and any other agreement between Sainer and the Company remain in full force and effect. For the elimination of doubt, subject to the terms of the Employment Agreement, Sainer shall be entitled to receive the payments described in Section 6(d) of the Employment Agreement for the time period stated therein. This Agreement may not be modified or amended except by a written instrument, signed by each of the parties executing such amendment or modification.

21. Notices; Delivery. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if, in the case of notices given to the Company, any such communication is addressed/delivered to:

CRC Health Group, Inc.

20400 Stevens Creek Blvd., Suite #600

Cupertino, CA 95014

Attention: Chief Executive Officer

With a copy to General Counsel via facsimile 415-358-8444

In the case of notices given by the Company, any such communication shall be addressed and/or delivered to Sainer at the address set forth on the signature page.

22. Law Governing. This Agreement shall, in all respects, be governed by the laws of the State of California, excluding its conflicts of law.

THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE DESCRIBED ABOVE.

BY:
Sainer		CRC Health Group, Inc.
/s/ Elliot A. Sainer		/s/ Barry Karlin
Print Name:	Elliot A. Sainer	Print Name:	Barry Karlin
Date:		Title:	Chief Executive Officer
Address:		Date:	September 20, 2007

CRC Health Corporation
/s/ Barry Karlin
		Print Name:	Barry Karlin
		Title:	Chief Executive Officer
		Date:	September 20, 2007

Aspen Education Group, Inc.
/s/ Kevin Hogge
		Print Name:	Kevin Hogge
		Title:	Chief Financial Officer
		Date:	September 20, 2007

Exhibit A

Description of Services

As directed by the Chief Executive Officer of Group:

a. Mentor 3-4 individuals, both within Aspen and other CRC divisions, for leadership within CRC.

b. Assist CRC’s deal team on acquisitions in the youth service area.

c. Transitional guidance to President of Aspen division.

d. Consult with CRC’s CEO on strategy planning, business development, and management challenges and topics.

e. Represent Aspen/CRC to the referral community. Periodically meet with key referral sources as well as represent CRC and Aspen to some of the key organizations that Aspen and CRC interact with nationally.

g. Represent CRC at several speaking engagements, and during a transitional period on the NAPHS Board.

h. Such other services as the parties shall mutually agree on behalf of Group and its Affiliates.